EXHIBIT 3.4

                          RESTATED BYLAWS (AMENDMENTS)

                                   ARTICLE VII

                           INDEMNIFICATION, INSURANCE
                        AND OTHER FINANCIAL ARRANGEMENTS

SECTION 7.1    INDEMNIFICATION.

        (a) The Corporation shall indemnify any officer, director, employee or other agent of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (whether or not for profit), against expenses, including attorneys' fees, fees of consultants or experts, accounting fees, expert witness fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with the action, suit or proceedings if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, has no reasonable cause to believe that the conduct was unlawful.

        (b) The Corporation shall indemnify any officer, director, employee or other agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (whether or not for profit), against expenses, including amounts paid in settlement and attorneys' fees, fees of consultants or experts, accounting fees, expert witness fees and other expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom, to be liable to the Corporation or for amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines, upon application, that in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        (c) The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and that, with respect to any criminal action or proceedings, he or she had reasonable cause to believe that the conduct was unlawful.

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        (d) Any indemnification under subsections (a) and (b) of this Section
7.1, unless ordered by a court or advanced pursuant to subsection (e) of this
Section 7.1, must be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. In the event that such person determines that a request for indemnification is appropriate, the person must send written notice to the Corporation to request indemnification, and include reasonable detail of the expenses incurred. The Corporation shall have thirty
(30) days to make the determination of the propriety of the indemnification. The determination must be made:

               (i) by the affirmative vote of a majority of disinterested stockholders, whether or not the total number of disinterested stockholders is sufficient for a quorum under state law or these bylaws;

               (ii) By the Board of Directors by majority vote of a quorum (which must be a minimum of two [2] directors) consisting of directors who were not parties to the act, suit or proceeding;

               (iii) If a majority vote of a quorum (which must be a minimum of two [2] directors) consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

               (iv) If a minimum quorum of two (2) directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

               (v) If the Corporation determines that indemnification is not appropriate, or fails to make a determination within thirty (30) days, such person shall have an immediate right to file a cause of action against the Corporation, at law or in equity, to determine or enforce such person's right under these Bylaw provisions.

        (e) The Corporation shall advance the expenses of such person incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of a final disposition of the action, suit or proceeding, whether or not such person is actually named a defendant or respondent in a proceeding, within thirty (30) days after receipt by the Corporation, sent via receipted delivery service to the attention of the President and Secretary of the Corporation at the address set forth above, of notice of a request for advancement of expenses pursuant to this Agreement and the Bylaws of the Corporation, which must include an undertaking by or on behalf of such person to repay amounts advanced if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Corporation pursuant to the terms hereof. The undertaking to repay must be accepted by the Corporation regardless of the creditworthiness of such person at the time of the delivery of the undertaking.

        (f) The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Section 7.1:

               (i) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Articles of Incorporation or any Bylaw, agreement, vote of stockholders or disinterested directors, insurance policy or otherwise, for either an action in his

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or her official capacity or an action in another capacity while holding his or her office, except that indemnification, unless ordered by a court pursuant to subsection (b) of this Section 7.1 or for the advancement of expenses made pursuant to subsection (e) of this Section 7.1.

                  (ii)Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

        (g) Any change or amendment in these Bylaws that would adversely affect the rights granted to the indemnified person shall be prospective only and shall not be operative to adversely affect any rights of any person entitled to indemnification hereunder.

        SECTION 7.2 INSURANCE. The Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (whether or not for profit) for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the Corporation has the authority to indemnify him against such liability and expenses.

        SECTION 7.3   OTHER FINANCIAL ARRANGEMENTS.

        (a) The other financial arrangements which may be made by the Corporation pursuant to Section 7.2 may include, but are not limited to, the following:

               (i) The creation of a trust fund.

               (ii) The establishment of a program of self-insurance.

               (iii) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the Corporation.

               (iv) The establishment of a letter of credit, guaranty or surety.

        (b) No financial arrangement made pursuant to this Section 7.3 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

        (c) Any insurance or other financial arrangement made on behalf of a person pursuant to this Section may be provided by the Corporation or any other person approved by the Board of Directors, even if all of the other person's stock or other securities is owned by the Corporation.

        SECTION 7.4 GENERAL. In the absence of intentional misconduct, fraud or a knowing violation of law:

        (a) The decision of the Board of Directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to Sections 7.2 or 7.3 and the choice of

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        the person to provide the insurance or other financial arrangement is conclusive; and

        (b)    The insurance or other financial arrangement:

               (i) Is not void or voidable; and

               (ii) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

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